Nicor Inc.
                                                                      Form 10-Q
                                                                   Exhibit 10.3



Nicor Inc.                   Mailing Address:           Phone  630-983-8676
1844 Ferry Road              P.O. Box 3014              Internet  www.nicor.com
Naperville, IL  60563-9600   Naperville, IL  60566-7014

July 30, 2004


Dear Kathy:

This letter memorializes the agreement between you and Nicor, Inc., ("Nicor") concerning your retirement. We wish to thank you for your service with the company, and wish you the best in the years to come.

1. Retirement Date And Last Day Of Employment. Your retirement will become effective on August 1, 2004. Until August 1, 2004, Nicor will continue to pay your current salary, less applicable taxes and payroll deductions, in accordance with regular payroll procedures, and you will continue to be eligible for employee benefits in accordance with applicable benefit plans, policies and practices. Thereafter, you will no longer (a) have any duties to perform for Nicor; (b) represent to third parties that you are authorized to act on Nicor's behalf; (c) have the authority to act on Nicor's behalf (and thus you will be without authority to bind or create liability on behalf of Nicor); and (d) have the authority to incur any expenses or obligations on behalf of Nicor.

2. Consideration. If (i) no later than August 20, 2004, you sign, date and return a copy of this letter agreement and attachment A (which is incorporated and made part of this agreement) and (ii) you have not revoked attachment A, then you will receive the following benefits, which are over and above that to which you otherwise are entitled and are in exchange for your signing, not revoking and fully complying with this agreement: Under benefit plans or programs where age and/or service is relevant (including, but not limited to, Nicor's retirement plan, supplemental retirement benefits, and retiree healthcare), you will be credited with three additional years of age and three additional years of service for purposes of both benefit eligibility and benefit amount. For purposes of the Long-Term Incentive Program, Bonus Plan, Salary Deferral Plan, Savings Investment Plan, Supplemental Savings Investment Plan, Retiree Life Insurance Plan and Stock Deferral Plan, you will receive payments thereunder in accordance with the provisions applicable to retiring participants, except that exercisable option grants that you elect not to exercise on or before October 31, 2004 shall thereupon be converted to stock appreciation rights that will expire at the same time as the original option expiration date. In all other respect, the terms of the plans remain in effect and will control; providing, however, entitlement to benefits and/or payments to you or your beneficiaries under such plans shall begin on August 1, 2004.

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3.  Return Of Nicor Property And Information. As used in this section, the term
    "company information" means confidential, proprietary and/or any other information that belongs or relates to Nicor, including, without limitation, information received from third parties, and all other marketing, customer, potential customer, research and development, technical, business or financial information. Except as otherwise agreed to by you and Nicor, you agree that no later than August 1, 2004, you will return to Nicor all company information and related documents, reports, files (including all data stored in computer memory and/or other storage media), memoranda and records. You further certify that you have returned to Nicor all credit cards; portable computers and related equipment; card-key passes; door and file keys; computer access codes; software and all other physical property that you received, prepared or helped prepare in connection with your employment by Nicor. You also agree that you will not retain any copies, duplicates, reproductions or excerpts of the above items. You also agree to keep all company information confidential and thus will not disclose any company information to anyone unless you are compelled to do so by court order, provided that you furnish written notice to Nicor's General Counsel before disclosing the information.

4. Non-Disparagement. You agree that you shall not -- directly or indirectly, individually or in concert with others -- interfere with, attempt to interfere with, take any actions or make any communications calculated or likely to have the effect of undermining, disparaging or otherwise reflecting negatively upon Nicor, its officers, directors, shareholders, employees, agents, operations, reputation, goodwill, services, safety record, business practices and/or customers. You also agree that, except as required by the express terms of a lawful subpoena or court order, you will never aid in any contemplated, threatened or actual litigation of any kind against Nicor. This agreement does not preclude you from providing truthful statements if called to testify under oath in any legal proceeding or to provide truthful information in any legal or administrative inquiry.

5. Confidentiality Of Trade Secrets And Other Confidential Information. As used in this section, "trade secrets-confidential information" means, without limitation: customer lists of Nicor, Inc. and all related entities and affiliates, including but not limited to Nicor Gas, Nicor Energy, LLC, Nicor Solutions, Nicor Services, Nicor Enerchange, LLC, and EN Engineering (collectively, "Nicor" for purposes of this section); pricing of products and/or services; performance-based strategies; trading activities; marketing, technical and/or business information related to Nicor's marketing and/or business plans; analyses, techniques or strategies concerning actual or potential acquisitions and/or new ventures; development and/or introduction plans for products and/or services; unannounced products and/or services; operation costs; research and development processes; data relating to research, design, implementation and/or marketing of Nicor's products and/or services; the requirements and specifications of Nicor's agents, vendors, suppliers, trading partners, transporters, contractors and/or potential customers; financial information; business plans; marketing plans and strategies; quotations or proposals given to agents and/or customers and/or received from suppliers; methods for developing and maintaining business relationships with past, present or potential partners and/or customers; procedure manuals; employee training and review manuals; confidential personnel data; and all other information from which Nicor derives economic value and which is not generally available to the public. Excluded from the definition of "trade secrets - confidential information" is information that is generally known to the public.

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    You agree that, during your employment, you have had special access to trade secrets-confidential information that constitutes a valuable and unique asset to Nicor. You agree that the energy industry is highly competitive, that Nicor has invested significant time and resources in developing trade secrets-confidential information, and that Nicor would suffer a significant economic loss if its trade secrets-confidential information were disclosed to Nicor's competitors and/or the general public. You also agree that Nicor does business throughout the Midwestern United States and that it has national interests in protecting its trade secrets-confidential information and safeguarding its customer and partner relationships.

    In light of the foregoing, upon your retirement from employment, you agree that you shall hold all trade secrets-confidential information in confidence and that you shall not make available or disclose in any way -- directly or indirectly -- trade secrets-confidential information to any person (including current or former Nicor employees), organization, newspaper or other media organization, employer, firm, partnership, association, corporation or business entity or use trade secrets-confidential information to your benefit or the benefit of another, except: (a) with the prior written consent of Nicor's General Counsel or (b) as compelled to do so by court order, provided that you give written notice to Nicor's General Counsel before disclosing the information. You acknowledge that the provisions of this section are reasonable and not unduly restrictive of your individual rights and you warrant that as of the date you sign this agreement you have not breached any of the provisions of this section. You also agree that, to the extent that they apply to your possession of trade secrets-confidential information, upon your retirement from employment you will continue to comply with all Nicor policy orders regarding or related to confidentiality and use of company assets.

    Finally, you agree that Nicor and all of its related entities (including its joint ventures) are this section's intended beneficiaries and that Nicor and all of its related entities are entitled to enforce this section as if they were signatories to it.

6. Change In Control Agreement. This agreement entirely supersedes your Change in Control Agreement (executed by you on June 2, 2000), and irrevocably cancels all rights you have or may have to any change in control benefits or rights of any kind. You and Nicor further agree that the occurrence of any change in control to Nicor after August 1, 2004 will not create, perpetuate or increase any benefits or rights to which you otherwise are entitled.

7. Cooperation. You agree that, after August 1, 2004, you will make yourself available to Nicor to provide reasonable cooperation, assistance, information and counsel with respect to areas and matters in which you were involved during your employment, including Nicor business matters and any threatened or actual litigation concerning Nicor. You acknowledge that this cooperation provision includes your attendance at matters that require you to travel. Nicor agrees to promptly reimburse you for the actual expenses (including reasonable travel expenses) you incur as a result of complying with this provision, provided that you submit proper supporting documentation as reasonably required by Nicor.

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    As part of this agreement, Nicor will provide you with reasonable access to financial and other records that you believe may be necessary to your defense of any pending or threatened legal proceedings relating to your employment at Nicor.

8. Non-Admission And Tax Liability. You agree that this agreement does not constitute and shall not be construed, interpreted, or treated in any respect as an admission of any liability or wrongdoing by Nicor. You further agree that this agreement shall not be admissible in any proceeding without Nicor's written consent, except for a proceeding instituted by you or Nicor alleging a breach of this agreement, any proceeding in which a defense is asserted based on any provisions of this agreement, or as otherwise required by law. You also agree that, if any taxing body determines that amounts should have been withheld from the payments provided for by section 2, you acknowledge and assume all responsibility for the payment of all such taxes and agree to indemnify and hold Nicor harmless for the payment of any such taxes and the failure to withhold.

9. Indemnification. Nothing herein shall alter your rights to indemnification as set forth in, and Nicor's obligation as set forth in, Article Ten of the NICOR Inc. Articles of Incorporation Relating to Indemnification of Directors, Officers and Employees, a copy of which is attached and in effect on August 1, 2004.

10. Choice Of Law, Interpretation And Severability. You and Nicor agree that this agreement shall be governed by Illinois law. You and Nicor agree that this agreement shall not be construed against any party on account of authorship and, if a court finds any part of this agreement to be illegal or invalid, the illegal or invalid portion of the agreement shall be severed and the rest of the agreement will be enforceable.

11. Remedies. You agree that the exact amount of actual or potential damages to Nicor resulting from any breach of this agreement is inherently difficult to determine with precision and that any breach will result in immediate and irreparable harm to Nicor's business and goodwill, for which Nicor will have no adequate remedy at law. You agree that if you breach any of the provisions of this agreement, Nicor shall be entitled to seek injunctive relief, its actual attorneys' fees and costs associated with such action, and all such further relief as a court of competent jurisdiction may deem just and proper.

12. Heirs, Successors and Assigns. This agreement shall bind and benefit you and your heirs, estate, executors and administrators, and shall bind and benefit Nicor and its successors and assigns.

13. General Matters. You also agree that:

    - You have not suffered any on-the-job injury for which you have not already filed a claim and, except as set forth herein, you have been paid for all hours worked.

    - You are entering into this agreement knowingly and voluntarily and with full knowledge of its significance, and you have not been coerced, threatened, or intimidated into signing this agreement.

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    - Nicor may assign this agreement, which will inure to the benefit of Nicor and its successors and assigns and any person or entity acquiring (whether by merger, consolidation, purchase of assets or otherwise) all or substantially all of Nicor's assets and/or business.

This agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one agreement.

This agreement (including attachments A and B) sets forth the entire agreement between you and Nicor regarding the end of your employment and supersedes any written or oral understanding, promise or agreement that is not referred to and incorporated in this agreement. This agreement may be changed only by a writing signed by you and Nicor.

If you agree to all of the foregoing, please indicate your agreement by signing and returning this letter to me. Please do not hesitate to contact me if you would like further clarification regarding any aspect of this agreement or its implementation. So there is no misunderstanding, this agreement will be deemed to be withdrawn if for any reason I do not receive a signed copy of this proposed agreement from you on or before August 20, 2004, unless otherwise agreed in writing by Nicor.

Sincerely,

/s/ Claudia J. Colalillo
---------------------------
Claudia J. Colalillo
Senior Vice President Human Resources
and Corporate Communications

Accepted and agreed to:

/s/ Kathleen L. Halloran
---------------------------
Kathleen L. Halloran

Date 8/8/04
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

                                                                    Attachment A

                               Waiver And Release

For purposes of this waiver and release and the letter agreement (unless otherwise noted), the term "Nicor" means Nicor, Inc. and all of its subsidiaries and related entities (including but not limited to Nicor Gas), and all of their predecessors, successors, assigns, trustees, officers, directors, insurers, fiduciaries, agents and employees, and the term "you" means yourself (Kathleen
L. Halloran), your spouse, family, heirs, beneficiaries, executors, trustees, administrators and agents.

In exchange for the promises made by Nicor in the letter agreement to which this waiver and release is attached, and except as otherwise set forth in such letter agreement, you waive and release all known and unknown, suspected and unsuspected, claims and causes of action of any kind you have or may have from the beginning of time through and including the date you sign this agreement against Nicor. The claims and causes of action that you waive and release include but are not limited to all claims and causes of action that are related to or any way grow out of your employment with and retirement from employment by Nicor, including but not limited to any and all claims and causes of action that
Nicor:

    - has violated any type of written or unwritten contract, agreement, understanding, policy, benefit, retirement and/or pension plan, promise and/or covenant of any kind, including but not limited to any covenant of good faith and fair dealing;

    - has discriminated against you on the basis of any characteristic or trait protected under any law, including but not limited to race, color, sex, national origin, ancestry, disability, religion, marital or parental status, citizenship, age (including claims under the Age Discrimination In Employment Act of 1967 (ADEA)), source of income, union activities, or entitlement to benefits, in violation of local, state or federal laws, constitutions, regulations, ordinances or executive orders;

    - has violated public policy or common law, including but not limited to claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; and/or

    - is in any way obligated for any reason to pay you damages, expenses, litigation costs (including attorneys' fees), wages, bonuses, severance pay, separation pay, termination pay, any type of payments or benefits based on your separation from employment, incentive pay, commissions, disability or any other employee benefits, sick pay, compensatory damages, punitive damages, and/or interest.

Excluded from this waiver and release is any claim or right which cannot be waived by law, including all claims arising after the date of this agreement and the right to file a charge with or participate in an investigation conducted by an administrative agency. You are waiving, however, your right to any monetary recovery if any administrative agency pursues any claim or claims on your behalf. Also excluded from this waiver and release, and the covenant not to sue

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set forth below are: (i) any action to enforce the letter agreement; (ii) any claim for litigation costs (including attorney's fees) as incurred on your behalf in any matter subject to indemnification under Nicor's by-laws or articles of incorporation; and (iii) any claim for benefits under any Nicor-sponsored employee benefit plan.

You also agree never to bring any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any state or federal court, or in any federal, state, county, or municipal administrative agency, or before any other public or private tribunal, against Nicor arising from your employment with Nicor, retirement from employment with Nicor, and/or any other occurrence to the date you sign this agreement. You also waive any right to recover any relief as a result of any proceeding brought on your behalf. The only exception to this covenant not to sue is a claim under the ADEA that challenges the validity of this waiver and release. If you violate this waiver and release by suing Nicor, other than under the ADEA in a suit that challenges the validity of that waiver and release, then you shall be liable for Nicor's actual attorneys' fees and other litigation costs incurred in defending against such a suit. Alternatively, if you sue Nicor in violation of this waiver and release, Nicor can require you to return all monies and other benefits paid to you under the letter agreement, minus $100.

You agree that: (a) this waiver and release is knowing and voluntary and shall be given full force and effect; (b) you understand the terms of this waiver and release and the letter agreement into which it is incorporated; (c) the consideration described in section 2 of the letter agreement and the other promises made in the letter agreement are over and above that to which you otherwise are entitled and will not be provided unless you sign, do not revoke and fully comply with the terms of this waiver and release and the letter agreement; (d) you are hereby advised in writing to consult with an attorney before you execute this waiver and release and letter agreement; (e) this waiver and release and the letter agreement have been individually negotiated between you and Nicor and are not part of a group exit incentive or other group employment termination program; (f) you have until and including August 20, 2004 to consider this waiver and release; (g) after you sign this waiver and release you have seven (7) days to revoke it and if you want to revoke it, you must do so in writing and deliver the writing to Claudia J. Colalillo, Senior Vice President Human Resources and Corporate Communications, no later than 5:00 p.m. on the seventh day after you sign this waiver and release. If you revoke the waiver and release, then the entire letter agreement will be of no force or effect, but if you do not revoke it, you will receive the consideration described in section 2 of the letter agreement.

AGREED AND ACCEPTED:

/s/ Kathleen L. Halloran
-------------------------
Kathleen L. Halloran

Date 8/8/04
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                                                  Attachment B

        Article Ten of NICOR Inc. Articles of Incorporation
 Relating to Indemnification of Directors, Officers and Employees
    (Identical Article Ten in NI-Gas Articles of Incorporation)


Paragraph 1: The Corporation shall indemnify, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason the fact that he or she is or was a Director, Officer or employee of the Corporation, or is or was serving at the request of the Corporation as a Director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Paragraph 2: Expenses incurred by such a Director, Officer or employee in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future.

Paragraph 3: The rights provided by or granted under this Article Ten are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

Paragraph 4: The indemnification and advancement of expenses provided by or granted under this Article Ten shall continue as to a person who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

Paragraph 5: The Board of Directors may, by resolution, extend the indemnification and advancement of expenses provisions of this Article Ten to any person who has, or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was an agent of the Corporation, or is or was serving at the request of the Corporation as an agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

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